Exhibit 15.1

BOARD AND MANAGEMENT

BOARD

Non-independent non-executive chairman
Patrice Motsepe (52)
BA (Legal), LLB

Appointed to the board in 2004, Patrice became non-executive chairman during 2004. He was a partner in one of the largest law firms in South Africa, Bowman Gilfillan Inc. He was a visiting attorney in the USA with the law firm, McGuire Woods Battle and Boothe. In 1994 he founded Future Mining, which grew rapidly to become a successful contract mining company. He then formed ARMgold in 1997, which listed on the Johannesburg Stock Exchange in 2002. ARMgold merged with Harmony in 2003 and this ultimately led to the takeover of Anglovaal Mining (Avmin).

In 2002 he was voted South Africa’s Business Leader of the Year by the chief executive officers of the top 100 companies in South Africa. In the same year, he was the winner of the Ernst & Young Best Entrepreneur of the Year award. Patrice is a recipient of numerous other business and leadership awards, including;

• World Economic Forum (WEF) Global Leader of Tomorrow, 1999
• Afrikaanse Handelsinstituut (AHI), MS Louw Award for Exceptional Business Achievement, 2003
• Jewish Achievers Awards, Chivas Humanitarian Award, 2013
• BRICS (Brazil, Russia, India, China, South Africa) Business Council, Outstanding Leadership Award, 2014

He is the executive chairman of African Rainbow Minerals Limited (ARM) and the deputy chairman of Sanlam Life Insurance Limited. He is also a member of the International Business Council (IBC) of the World Economic Forum (WEF), which is made up of 100 of the most highly respected and influential chief executives from all industries. He is a member of the JP Morgan International Council.

His past business responsibilities include being the chairman of the BRICS Business Council for 2013 and President of Business Unity South Africa (BUSA) from January 2004 to May 2008 (BUSA is the representative voice of organised business in South Africa). He is also president of Mamelodi Sundowns Football Club.

Member of the nomination committee.

Independent non-executive deputy chairman

Modise Motloba (48)
BSc, Diploma in Strategic Management

Modise joined the board in 2004. He is currently chief executive officer of Quartile Capital (Proprietary) Limited. His 21 years’ experience in investment banking, treasury and fund management includes appointments at Rand Merchant Bank, African Merchant Bank, African Harvest Fund Managers and Goldman Sachs. Modise is a former president of the Association of Black Securities and Investment Professionals where he was instrumental in formulating and negotiating the historic financial services charter in 2003.

Chairman of the social and ethics committee and a member of the nomination committee and the audit and risk committee.

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Lead independent non-executive director
Fikile De Buck (53)
BA (Economics), FCCA (UK)

Fikile joined the board in 2006. A Chartered Certified Accountant, she was only the second person to obtain this qualification in Botswana. She was awarded the Stuart Crystal Prize for Best Accounting Student at Birmingham Polytechnic (UK), now Birmingham University, being the first black overseas student to be awarded this prize. Fikile is a fellow of the Association of Chartered Certified Accountants (ACCA) UK. From 2000 to 2008, she worked in various capacities at the Council for Medical Schemes in South Africa, including as chief financial officer and chief operations officer. Prior to that she worked in various capacities at the Botswana Development Corporation and was the first treasurer of the Corporation. She also served on various boards representing the Corporation’s interests, and was the founding chairman of the Credit Guarantee Insurance Co. She has 23 years’ experience in financial reporting at executive level. Fikile is a non-executive director and chairman of the audit committee of Atlatsa Resources Corporation, and a member of various other committees. She is included in “South Africa’s Most Inspirational Women” coffee table book (2011). Fikile mentors a number of young people, mostly women.

Chairman of the nomination committee and a member of the social and ethics committee, remuneration committee and audit and risk committee.

EXECUTIVE DIRECTORS

Chief executive officer
Graham Briggs (61)
BSc (Hons) (Geology)

Graham joined Harmony in 1995 as new business manager and has been chief executive officer since 2008. He has been in the mining industry for 38 years, initially as a geologist. His operational and managerial experience was developed at a number of South African gold mines, as well as his role as chief executive of Harmony Australia. Graham is currently vice president of the Chamber of Mines of South Africa.

Financial director
Frank Abbott (59)
BCom, CA (SA), MBL

Frank joined the Harmony board as non-executive director in 1994, and was appointed financial director in 1997. In 2004 he was appointed financial director of African Rainbow Minerals Limited, and resigned as such during 2009. He was reappointed financial director of Harmony in February 2012.

Frank joined the Rand Mines Group in 1981, where he obtained broad financial management experience at an operational level. He was a director of various listed mining companies and currently serves as a non-executive director on the board of African Rainbow Minerals Limited.

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Executive director
Harry Ephraim “Mashego” Mashego (50)
BA (Education), BA (Hons), (Human Resources Management) Joint Management Development Programme, Global Executive Development Programme

Mashego joined Harmony in 2005, and has been responsible for group human resources development, transformation and, most recently, government relations. He has over 20 years’ experience in human resources, developed largely in the industrial sector.

INDEPENDENT NON-EXECUTIVE DIRECTORS
Independent non-executive director
Joaquim Chissano (75)
PhD

Joaquim was appointed to the Harmony board in 2005. The former president of Mozambique (1986-2004), he also served as chairman of the African Union for 2003/2004. On leaving the presidency, he established the Joaquim Chissano Foundation for Peace Development and Culture, and has led various international peace initiatives on behalf of the United Nations, African Union and Southern African Development Community to Guinea-Bissau, Democratic Republic of the Congo, Uganda and Madagascar. In 2006 he was awarded the annual Chatham House prize for significant contributions to improving international relations and received the inaugural MoIbrahim prize for Achievement in African Leadership in 2007. Joaquim was appointed to the global development program advisory panel of the Bill and Melinda Gates Foundation in December 2009.

Member of the nomination committee and social and ethics committee.

Independent non-executive director
Ken Dicks (75)
Mine Managers Certificate (Metalliferous Mines), Mine Managers Certificate (Fiery Coal Mines), Management diplomas (Unisa) and (INSEAD)

Ken joined the Harmony board in 2008. He has a mining engineering background with 39 years’ experience in the formal mining industry. He worked for Anglo American Plc gold and uranium divisions for 37 years in various senior positions. He also serves on the Board of Bauba Platinum Limited.

Member of the technical committee and the investment committee.

Independent non-executive director
Dr Simo Lushaba (48)
BSc (Hons), MBA (Wales), DBA (University of KwaZulu-Natal), CD (SA)

Simo joined the Harmony board in 2002. As an entrepreneur and executive business coach, Simo previously held senior management positions at Spoornet (Rail and Terminal Services division), was vice president of Lonmin Plc and chief executive of Rand Water. He is a non-executive director on the Board of Cashbuild Limited and facilitates programmes on corporate governance for the Institute of Directors (SA), where he is also a member.

Chairman of the investment committee and member of the audit and risk committee and remuneration committee.

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Independent non-executive director
Cathie Markus (57)
BA, LLB

Cathie joined the board in 2007. After graduating from the University of the Witwatersrand, Cathie served articles qualifying as an attorney, notary and conveyancer. She then joined the legal department of Dorbyl Limited before spending 16 years at Impala Platinum Holdings Limited, initially as legal advisor and, from 1998 to 2007, as executive director responsible for legal, investor and community affairs. She is currently a trustee of the Impala Bafokeng Trust and chairs the St Mary’s School Waverley Foundation.

Chairman of the remuneration committee and member of investment committee, social and ethics committee and technical committee.

Independent non-executive director
Mavuso Msimang (72)
MBA (Project Management), United States International University, San Diego California, BSc (University of Zambia)

Mavuso joined the board in 2011. He has 27 years’ experience in management at executive level, and was involved in the successful transformation and restructuring of various state owned entities over a period of 16 years, until 2010. Mavuso was director-general of the South African Department of Home Affairs and previously served successively as chief executive officer of the State Information Technology Agency, South African National Parks and SA Tourism. He was country representative of the international development organisations World University Service/Canada and CARE-International in Ethiopia and Kenya, respectively. He also held senior management positions with UNICEF and the World Food Program.

Member of the nomination committee and social and ethics committee. Successor to the lead independent non-executive director.

Independent non-executive director
Karabo Nondumo (36)
BAcc, HDip (Acc), CA (SA)

Karabo joined the board in 2013. She is an executive director of Igagu Communications. She held various roles at Vodacom Group Limited including executive head of Vodacom Business as well as Mergers and Acquisitions. She was inaugural chief executive officer of AWCA Investment Holdings Limited and former head of Global Markets Operations at Rand Refinery Limited. She is a former associate and executive assistant to the former executive chairman at Shanduka Group. She was seconded to Shanduka Coal, where she was a shareholder representative, and also served on various boards representing Shanduka’s interests. She is a qualified Chartered Accountant, a member of the South African Institute of Chartered Accountants and African Women Chartered Accountants. She is an independent non-executive director of Merafe Resources Limited, Richards Bay Coal Terminal (Pty) Ltd, South African Express SOC Limited and Rolfes Holdings Limited. She is on the advisory board of Senatla Capital and Trustee of Innovator Trust. She is a patron of Women In Mining South Africa.

Member of the audit and risk committee, technical committee and remuneration committee.

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Independent non-executive director
Vishnu Pillay (57)
BSc (Hon), MSc

Vishnu joined the Harmony board in 2013 and is currently executive head of Anglo American Platinum Limited’s (Amplats) joint venture operations. Before joining Amplats in 2011, he was executive vice-president and head of South African operations for Gold Fields Limited and, prior to that, vice-president and head of operations at Driefontein Gold Mine. His 25 years at Gold Fields Limited were interrupted by a two-year period with the Council for Scientific and Industrial Research, where he was director of mining technology and group executive for institutional planning and operations.

Member of the technical committee and investment committee.

Independent non-executive director
John Wetton (65)
CA (SA), FCA

John joined the Harmony board in 2011. He was with Ernst & Young from 1967 to 2010. Corporate audit was his main focus, but for the final 11 years he played a business development role across Africa. He led Ernst & Young’s mining group for a number of years and continued to act as senior partner for some of the firm’s major mining and construction clients. He was a member of Ernst & Young’s executive management committee and was, until retirement, a member of the Ernst & Young Africa governance board.

Chairman of the audit and risk committee and member of the social and ethics committee, remuneration committee and investment committee.

Non-independent non-executive director
André Wilkens (65)
Mine Manager’s Certificate of Competency, MDPA, RMIIA

André joined the Harmony board in 2007. He was appointed to the board of African Rainbow Minerals Limited in 2004 and was chief executive officer of African Rainbow Minerals until March 2012. He is currently executive director growth and strategic development (based in the office of the African Rainbow Minerals executive chairman). He headed ARMgold Limited for five years and African Rainbow Minerals Platinum for a year before being appointed chief operating officer of Harmony after its merger with African Rainbow Minerals Gold in 2003. André has over 43 years’ experience in the mining industry, particularly gold, platinum group metals, iron ore, manganese, coal, chrome, nickel and copper.

Chairman of technical committee and member of investment committee and remuneration committee.

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BOARD COMPOSITION AND SKILLS

We have paid specific attention to the composition of our board to ensure it reflects our objectives and is therefore sustainable. Harmony has a unitary board comprising a majority of independent non-executive directors. We exceed the 2014 Mining Charter requirement that 40% of the board be drawn from historically disadvantaged South African groups. At year end, that representation was 60%. Three of Harmony’s non-executive directors are women and, in total, nine directors are drawn from groups considered to be historically disadvantaged South Africans (HDSAs).

A critical part of achieving our strategy is ensuring the company consists of teams with the necessary skills and vision to reach strategic targets. The board is no exception – it is made up of individuals who understand our industry, our sector and our strategy. The diagram below explains what skills our board members have that are integral to our strategic development.

HARMONY BOARD: SKILLS

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MANAGEMENT

Executive: mineral resources development and growth

Jaco Boshoff (45)
BSc (Hons), MSc, MBA, Pr Sci Nat

Jaco joined Harmony in April 1996. He has been in the mining industry for 18 years, initially as a geologist. Most of his career has been spent with Harmony, progressing from ore reserve manager at various operations to the executive responsible for reserves and resources. He has been Harmony’s designated competent person for statutory reserves and resources reporting since 2004.

Executive: human resources
Anton Buthelezi (50)
National diploma (Human Resources Management), BTech (Labour Relations Management), advanced diploma in labour law

Anton rejoined Harmony in 2005 as human resources manager at Evander. He has over 23 years’ experience in human resources management in the mining industry. Previous positions include senior human resources officer at Anglogold Ashanti, and mid and senior managerial positions in the same field at African Rainbow Minerals Gold, Samancor Chrome and Harmony. He has a proven track record in the full spectrum of human resources functions as a generalist. Anton has an outstanding record in managing labour matters especially conducting and guiding negotiations with organised labour. He participates in the Chamber of Mines’ Gold Sector Caucus.

Executive: legal, governance and ethics
Matthews Pheello Dikane (48)
LLB, LLM (Labour Law), postgraduate diplomas in management practice and corporate law, MBL

Pheello joined Harmony in 2009. He has 21 years’ experience in the mining industry. He started his career as a learner official (mining) and progressed to production mine overseer at AngloGold Ashanti Limited. During this time, he studied for his law degrees and then served articles at Perrott Van Niekerk Woodhouse Inc. After being admitted as an attorney, he returned to AngloGold Ashanti’s corporate office as a legal counsel, later joining Brink Cohen Le Roux as a senior associate where he became a director. He is also a board member of Highway Hospice.

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Executive: environmental management
Melanie Naidoo-Vermaak (39)
BSc (Hons) (Industrial Microbiology) (UKZN), MSc (Sustainable development) (UJ) and MBA (University of Southern Queensland, Australia)

Melanie joined Harmony in 2009. Her expertise in sustainable development was built over 15 years in the private mining sector and public sector in South Africa as well as international environmental management exposure gained in the United Kingdom, Australia, Papua New Guinea, Fiji and Africa. She has worked at leading international mining companies, including De Beers, BHP Billiton Limited and Anglo American. She currently holds directorships at Western Basin Environmental Corporation (Pty) Ltd, Harambe Mineral Resources (Pty) Ltd and Phoenix Corporation (Business Ventures Investment No 1 692 (Pty) Ltd), is Chair of both Harmony’s environmental trust and community ownership trust and is a member of Harmony’s social trust. In addition she is a member of Chambers Environmental Policy Committee, Far West Rand Dolomitic Water Association and Mining Industries Group. She is also a board member of CareSA.

Chief operating officer: South Africa
Alwyn Pretorius (43)
BEng (Mining Engineering), BEng (Industrial Engineering), Mine Manager’s Certificate of Competence

Alwyn joined Harmony on its merger with ARMgold Limited in 2003. He has 20 years of underground deep-level gold mining experience in different supervisory and management positions. Before assuming his current role, he was the executive responsible for Health and Safety. He also serves as a member of the Gold Producers’ Committee of the chamber of mines and as the chairman of the board of directors of Mine Rescue Services.

Executive: corporate and investor relations
Marian van der Walt (41)
BCom (Law), LLB BCom (Law), Higher Diploma in Tax, Diplomas in Corporate Governance and Insolvency Law, Certificates in Business Leadership (Wits and UJ)

Marian, an admitted attorney and conveyancer, has been employed by Harmony since February 2003. She was appointed company secretary of Harmony in 2003 and joined its executive committee in 2005 as executive: legal and compliance (which included taking responsibility for company secretarial, risk management, internal audit and Sarbanes-Oxley compliance). In 2008, she resigned as company secretary, enabling her to accept her current position at Harmony as executive: corporate and investor relations. Marian began her career as attorney and conveyancer in 1998 and held positions at Routledge Modise Attorneys, Deloitte and Touche and the Standard Bank of South Africa Limited prior to joining Harmony. Marian also serves on the board of Rand Refinery (Pty) Ltd as non-executive director, is a member of the Johannesburg Stock Exchange Social Responsibility Index Advisory Committee and the Chamber of Mines Communications Committee.

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Chief executive officer: south east Asia
Johannes van Heerden (42)
BCompt, CA (SA) (Hons)

Johannes joined Harmony in 1998 and was appointed chief executive officer of Harmony’s south-east Asia operations in 2008. He is responsible for Harmony’s Papua New Guinea assets including an extensive exploration portfolio and the Morobe Mining Joint Ventures’ assets (Hidden Valley mine, Wafi-Golpu project and Morobe exploration, held in equal partnership with Newcrest Mining Limited). He joined Harmony as financial manager with operational and group reporting responsibility for the Free State region. He was appointed group financial manager in 2001, and relocated to Harmony south east Asia as chief financial officer two years later.

Executive: risk management and services improvement
Abre van Vuuren (54)

BCom, Development Programme in Labour Relations (Unisa), Management Development Programme (Unisa), Advanced Labour Law Programme (Unisa), Board Leadership Programme (Gordon Institute of Business Science)

Abré joined Harmony in 1997. He has over 30 years’ experience in the mining industry, specifically finance and human resources, on various gold mines and collieries in the Rand Mines Group. As a member of Harmony’s executive committee, he was initially responsible for industrial relations. He has held various positions in services and human resources prior to accepting his current position.

REGIONAL GENERAL MANAGERS

Regional general manager (responsible for Masimong, Joel, Unisel and Bambanani mines)
James Mufara (40)
B.Sc. (Hons) (Mining), MBA

James joined Harmony in 2011 as a General Manager. He has been a Regional General Manager since 2012, a title previously known as Operating Officer. James has gained extensive operational and management experience in mining asbestos, nickel and gold, with 17 years of experience in the mining industry altogether. He has worked in Zimbabwe and South Africa. He was previously a council member of the prestigious Association of Mine Managers of South Africa.

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Regional general manager (responsible for Target, Phakisa and Tshepong mines)
Beyers Nel (37)
B. Eng (Mining Engineering), MBA, Mine Manager’s Certificate of Competency, Professional Engineer (Pr. Eng)

Beyers joined Harmony with the merger with ARMgold in 2003. He has 14 years’ experience in gold mining on a variety of opencast, deep and ultra-deep level gold mines in different supervisory and management positions. Before assuming his current role, he was general manager of Harmony’s Phakisa mine. Beyers is currently serving on the Council of the Association of Mine Managers of South Africa.

Regional general manager (responsible for Kusasalethu, Doornkop and Kalgold mines)
Phillip Tobias (44)
B.Sc (Mining Engineering Degree), Wits International Executive Development Programme and GIBS Advanced Management Programme

Phillip Tobias joined Harmony on 1 July 2014 as the regional general manager for Kusasalethu, Doornkop and Kalgold. He has been in the mining industry for about 20 years, initially as postgraduate mining engineer with Gold Fields Limited at their various operations. His operational and managerial experience was developed at a number of both gold and platinum mines. Prior to joining Harmony he was consulting mining engineer for Anglo American Platinum Joint Venture Operations. He was named the first black President of the Association of the Mine Managers of South Africa in 2008.

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